SCHEDULE 14A INFORMATION

                         Securities Exchange Act of 1934

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[_]  Preliminary Proxy Statement
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                          Columbus McKinnon Corporation
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                    (Exact Name as Specified In its Charter)

                  The Columbus McKinnon Shareholders Committee
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                   (Name of Person(s) Filing Proxy Statement)

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                              THE COLUMBUS MCKINNON
                             SHAREHOLDERS COMMITTEE
                     c/o Metropolitan Capital Advisors, Inc.
                               660 Madison Avenue
                               New York, NY 10021


May 24, 1999

Board of Directors
Columbus McKinnon Corporation
140 John James Audubon Parkway
Amherst, New York 14228


Gentlemen:

On May 5, 1999, I wrote to inform the Company that the Columbus McKinnon Shareholders Committee (the "Committee") had been formed to seek the election of a slate of directors committed to value maximization for Columbus shareholders. As you are no doubt aware, the market's reaction to our proposal was extremely favorable. Indeed, the prospect of a new Board and strategy did more in a day to enhance shareholder value than management's so-called "three pronged" strategy has done in over three years.

So far the Company's response has been to refuse to discuss our proposal and to take action to impede independent shareholder nominations and proposals.
Management categorically refused to discuss the Committee's 13D filing on a recent conference call with shareholders and analysts. Even more disturbing, shortly after that call, the Company filed with the Securities and Exchange Commission a Form 8-K that disclosed newly amended by-laws. Those amendments are nothing more than a thinly veiled device to entrench management and the incumbent Board. You have not explained to shareholders that these by-laws significantly limit shareholders in the exercise of their rights, while at the same time giving management the right to make or change its nominations and proposals at any time. In short, you give yourself the ability to propose any corporate action at any time, without shareholders being able to respond with alternatives.

We believe that the Board's by-law amendments, taken in direct response to our decision to propose nominees, are in brazen disregard of shareholder rights and interests. We fully intend to deliver our nominations to you shortly, and with complete information. Nevertheless, we demand that, whether or not you formally rescind the amendments, they should not be used to exclude shareholder nominations or proposals that otherwise would be validly made for the 1999 meeting under the pre-existing by-laws.

The Board's willingness to interfere with nominations by long-time shareholders indicates nothing but contempt for non-management shareholders. Rescinding these new limitations and restoring the process to a level playing field would be a welcome step to an open and fair debate about the future of the Company. We are sending you our letter to fellow shareholders to let you know the seriousness of our position. We believe our views are shared by many others.



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We encourage  you to abandon the failed  strategy of the past,  and to adopt the value maximizing strategy we have proposed, and the market clearly supports. We also request that you promptly announce the record and proposed meeting date for this year's annual meeting. In addition, in order for us to make our nominations and proposals, we require that you advise us and all shareholders whether management will change the size of the Board and of any other action expected to be proposed for shareholder action.

Reasonable people may disagree about the best strategy for Columbus, but no one can dispute that the shareholders own this company and are entitled to decide its future. Management and the current Board owe shareholders a fair election and should be willing to commit to all shareholders that they will take no further action to impede voting rights or further entrench themselves.

I am separately forwarding a request for certain shareholder lists and information. I look forward to receiving the material and your response promptly.


Sincerely,


Jeffrey E. Schwarz

On Behalf of the Columbus McKinnon
Shareholders Committee


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         The  Shareholders   Committee  is  composed  of  Metropolitan   Capital
Advisors, Inc., which beneficially owns 366,800 shares of Columbus McKinnon common stock; Metropolitan Capital III, Inc., which beneficially owns 240,600 shares; Lakeway Capital Partners, LLC, which beneficially owns 120,450 shares; Scoggin, Inc., which beneficially owns 322,500 shares; and Scoggin, LLC, which beneficially owns 153,200 shares. The Shareholders Committee's collective beneficial ownership, including shares owned by certain affiliates of the Shareholders Committee members, of approximately 1,245,545 shares, represents about 8.49% of Columbus McKinnon's outstanding common stock.

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                       ADDITIONAL PARTICIPANT INFORMATION

         In addition to the participants named above, the following individuals and entities also may be deemed to be participants in the Committee's proxy solicitation: Bedford Falls Investors, L.P., of which Metropolitan Capital
Advisors,  L.P.  is the sole  general  partner,  of which  Metropolitan  Capital
Advisors, Inc. is the sole general partner; Metropolitan Capital Advisors International Limited, of which Metropolitan Capital Partners III, L.P. is the investment advisor, of which Metropolitan Capital III, Inc. is the sole general partner; Jeffrey E. Schwarz and Karen Finerman, as shareholders, directors and executive officers of Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc.; Yaupon Partners, L.P. and Yaupon Partners II, L.P., of which Lakeway Capital Partners, LLC is the sole general partner; Robert F. Lietzow, Jr., as managing member of Lakeway Capital Partners, LLC; Scoggin Capital
Management, L.P., of which Scoggin, Inc. is the sole general partner; Scoggin International Fund, Ltd., of which Scoggin, LLC is the investment advisor; and Curtis Schenker and Craig Effron, as



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shareholders,  directors  and executive  officers of Scoggin,  Inc. and managing members of Scoggin, LLC.

         A further description of the interests held by each of the above-named participants is contained in the Schedule 13D filed by the Shareholders Committee and each of its members on May 6, 1999, as amended by Amendment No. 1 to Schedule 13D filed with the Commission on May 24, 1999.